Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

EFJ, INC.

a Delaware Corporation

EFJ, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.             Section 4.1 of the Second Amended and Restated Certificate of Incorporation of the Corporation is amended in full to read as follows:

“The Corporation is authorized to issue two classes of shares designated, respectively, “Common Stock” and “Preferred Stock.”  The number of shares of Common Stock which the Corporation is authorized to issue is fifty million (50,000,000) shares, par value $0.01 per share. The number of shares of Preferred Stock which the Corporation is authorized to issue is three million (3,000,000) shares, par value $0.01 per share.”

2.             That said amendment has been duly adopted in accordance with Sections 242 and 222 of the Delaware General Corporation Law (“DGCL”) by:

(a)           the adoption of resolutions of the Board of Directors of the Corporation; and

(b)           the adoption of resolutions by the holders of a majority of the outstanding shares of capital stock entitled to vote thereon.

IN WITNESS WHEREOF, said EFJ, Inc. has caused this Certificate of Amendment to be signed by Michael E. Jalbert and R. Andrew Massey, its President and Corporate Secretary, respectively.

/s/ Michael E. Jalbert
Michael E. Jalbert, Chairman, CEO and President

/s/ R. Andrew Massey
R. Andrew Massey, Corporate Secretary